Exhibit 10(o)
SUPPLEMENTAL RETIREMENT BENEFITS AGREEMENT
FOR
THOMAS P. RYAN
This Supplemental Retirement Benefits Agreement (the “Agreement”), made as of this 22nd day of December, 2000, by and among LNB BANCORP, INC. (an Ohio corporation) and THE LORAIN NATIONAL BANK (a national banking association organized and existing under the laws of the United States), which together with their respective successors and assigns are herein collectively called “Employer”, and THOMAS P. RYAN, hereinafter called “Executive”, is to EVIDENCE THAT:
WHEREAS Executive has rendered valuable services to Employer and has performed Executive’s duties in a capable and efficient manner and has generated substantial growth and progress to Employer; and
WHEREAS Employer desires to retain the services of Executive and acknowledges that, if Executive were to leave Employer’s employment, Employer could suffer a substantial financial loss; and
WHEREAS Employer desires to provide Executive with certain supplemental retirement benefits (as defined in Section 3) in addition to the retirement benefits provided to Executive under The Lorain National Bank Retirement Pension Plan as restated on January 1, 1989 (herein called the “LNB Pension Plan”); and
WHEREAS Employer further desires to provide Executive with certain benefits in the event of a “Change in Control” (as defined in Section 4); and
WHEREAS Executive is willing to continue in the employ of Employer if Employer agrees to pay the benefits in accordance with the provisions and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, Employer and Executive (herein collectively called the “Parties”) agree as follows:
1. Employment of Executive.
In accordance with Executive’s employment agreement with Employer dated September 11, 1995, as may be amended (herein called the “Employment Agreement”), Executive shall continue to perform duties for Employer in such senior executive capacity as the Board of Directors of Employer may periodically designate. Executive shall devote Executive’s best efforts to the performance of Executive’s duties for Employer. Executive’s employment with Employer shall continue until terminated pursuant to the Employment Agreement.
2. Compensation.
Executive shall be compensated for the performance of Executive’s duties in accordance with the Employment Agreement.
3. Supplemental Retirement Benefits.

3.1 Normal Retirement. If Executive remains in the continuous employ of Employer pursuant to the Employment Agreement and retires or is discharged by Employer (for any reason, with or without cause) from active employment with Employer on or after age 65 (herein called the “Normal Retirement Date”), Executive will be entitled to receive such supplemental retirement benefits (herein called the “Supplemental Retirement Benefits”) which, when added to Executive’s LNB Pension Plan benefits and the social security benefits (to which Executive is eligible on the date of Executive’s employment termination), would equal seventy percent (70%) of Executive’s Compensation (as defined herein). For purposes of this Agreement, the term “Compensation” is limited to the largest annual base salary, plus the largest annual bonuses, plus the largest annual Directors fees paid to Executive by Employer and by any Subsidiary (as defined in Section 4.1[i] of this Agreement) for the two (2) full calendar years of employment immediately preceding the date of Executive’s employment termination as reflected on Executive’s combined W-2 Federal Income Tax Statements and Form 1099s from Employer and from any Subsidiary for such years. The Supplemental Retirement Benefit shall be payable by Employer in one hundred twenty (120) equal monthly installments commencing on the first day of the calendar month immediately following the date of Executive’s employment termination and continuing for one hundred nineteen (119) equal installments on the first day of each calendar month thereafter. Executive shall be under no obligation to elect to receive Social Security benefits as a condition to entitlement to the Supplemental Retirement Benefits. For purposes of this Agreement, Executive’s LNB Pension Plan benefits shall be calculated as though payable as a single life annuity for Executive’s life expectancy.
3.2 Early Retirement. If Executive remains in the continuous employ of Employer pursuant to the Employment Agreement and retires or is discharged by Employer (for any reason, with or without cause) prior to the Normal Retirement Date but after attaining age 62 (herein called the “Early Retirement Date”), Executive shall be entitled to receive an applicable percentage of the Supplemental Retirement Benefits as follows:

Early Retirement Ages:	Applicable Percentage:
62	25%
63	50%
64	75%
The Supplemental Retirement Benefits determined under this Section 3.2 shall be paid by Employer in one hundred twenty (120) equal monthly installments, commencing on the first day of the calendar month after the date of Executive’s employment termination and continuing in one hundred nineteen (119) equal installments on the first day of each calendar month thereafter.
3.3 Disability. If Executive incurs a Disability (as defined in this Section 3.3) while employed by Employer under the Employment Agreement and prior to the Normal Retirement Date, Executive will be entitled to receive the actuarial equivalent of the Supplemental Retirement Benefits but payable by Employer commencing on the first day of the calendar month immediately following the date Executive’s employment terminates because of such Disability and continuing for one hundred nineteen (119) equal installments on the first day of each calendar month thereafter. For purposes of this Agreement, the term “Disability” shall mean physical or mental impairment which prevents Executive from engaging in further employment by Employer under the Employment Agreement as a senior executive on a full-time basis and which, on the basis of medical evidence satisfactory to the Board of Directors of Employer, is expected to continue for a period of at least six (6) months.
3.4 Death. If Executive dies while receiving Supplemental Retirement Benefits, any amounts due or remaining to be paid shall be paid in the same manner to such beneficiary or beneficiaries (herein called the “Designated Beneficiaries”) as Executive may have designated by filing with Employer a written notice in a form acceptable to Employer. In the absence of any such designation, such unpaid amounts shall be paid to Executive’s surviving spouse or, if Executive has no surviving spouse, to Executive’s estate. If Executive dies prior to the Normal Retirement Date while employed by Employer under the Employment Agreement, Executive’s Designated Beneficiaries will be entitled to receive the actuarial equivalent of the Supplemental Retirement Benefit but payable by Employer commencing on the first day of the calendar month immediately following the date of Executive’s death and continuing for one hundred nineteen (119) equal installments on the first day of each calendar month thereafter.
3.5 Discharge Without Cause. If Executive is discharged without cause (as defined in this Section 3.5) at any time after the date of this Agreement and before the Normal Retirement Date, Executive shall be entitled to receive the actuarial equivalent of the Supplemental Retirement Benefits but payable by Employer commencing on the first day of the calendar month immediately following the date of Executive’s discharge and continuing in one hundred nineteen (119) equal installments on the first day of each calendar month thereafter. For purposes of this Agreement, the term “discharged without cause” shall mean a termination of Executive’s employment for any reason other than Executive’s commission of any material act of dishonesty during the period of Executive’s employment, or Executive’s breach of any material term of the Employment Agreement which (in the good faith opinion of the Board of Directors of Employer) adversely affects the interests of Employer, or Executive’s conviction by a court (whose decision is final, binding and not subject to appeal) of a felony committed during the period of Executive’s employment.
3.6 No Duplication of Benefits. Notwithstanding any contrary provision in this Agreement, if Executive and Executive’s Designated Beneficiaries become entitled to the payment of the Supplemental Retirement Benefits under any particular Section of this Agreement, such persons shall not be entitled to additional Supplemental Retirement Benefits under any other Section of this Agreement.
4. Change in Control Benefits.
4.1 Definitions. For purposes of solely this Section 4, the following terms shall have the respective meanings set forth below:
(a) “Company” means LNB Bancorp, Inc. and its successors.

(b) “Cause” means any one or more of the following: (i) the willful and continued failure of Executive to perform substantially Executive’s duties with Employer (other than any such failure resulting from Executive’s Disability as defined in Section 4.1(e) or any such failure subsequent to Executive’s being delivered a Notice of Termination without Cause by Employer or after Executive’s delivering a Notice of Termination for Good Reason to Employer) after a written demand for substantial performance is delivered to Executive by Employer’s Board of Directors which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and provides Executive with three (3) days to correct such failure, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is injurious to Company or its Subsidiaries, or (iii) the conviction of Executive of, or a plea by Executive of nolo contendere to, a felony, or (iv) Executive’s breach of or failure to perform any material provision of the Employment Agreement (as defined in Section 1) which, in the good faith opinion of Employer’s Board of Directors, adversely affects Employer’s interests, or (v) Executive’s commission of a material act of dishonesty. For purposes of this paragraph (b), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of Employer. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by Employer’s Board of Directors, based upon the advice of counsel for Employer, or based upon the instructions of Employer’s chief executive officer or another senior officer of Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer.
(c) “Change in Control” means the occurrence of any one of the following events:
(i) if individuals who, on the date of this Agreement, constitute Company’s Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of Company’s Board of Directors; provided, however, that: (A) any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on Company’s Board of Directors (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination), shall be deemed to be an Incumbent Director, and (B) no individual elected or nominated as a director of Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than Company’s Board of Directors shall be deemed to be an Incumbent Director;
(ii) if any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended [the “Exchange Act"] and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing twenty percent (20%) or more of the combined voting power of Company’s then-outstanding securities eligible to vote for the election of Company’s Board of Directors (the “Company Voting Securities”); provided, however, that the events described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by Company or any Subsidiary or by any employee stock benefit trust created by Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this paragraph (C), below), (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or by any group of persons including Executive), or (F) a transaction (other than one described in clause (iii) of this paragraph (C), below)in which Company Voting Securities are acquired from Company, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this subparagraph (F) does not constitute a Change in Control under this clause (ii);
(iii) upon the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Company or any of its Subsidiaries that requires the approval of Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of either (x) the corporation resulting from the consummation of such Business Combination (the “Surviving Corporation”) or, if applicable, (y) the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and © at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv) if the shareholders of Company approve a plan of complete liquidation or dissolution of Company or a sale of all or substantially all of Company’s assets but only if, pursuant to such liquidation or sale, the assets of Company are transferred to an entity not owned

(directly or indirectly) by Company’s shareholders. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty percent (20%) of Company Voting Securities as a result of the acquisition of Company Voting Securities by Company which reduces the number of Company Voting Securities outstanding; provided, however, that if (after such acquisition by Company) such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur. Notwithstanding anything in this Agreement to the contrary, if (A)Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control, (B) Executive reasonably demonstrates that such termination (or event constituting Good Reason) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (C) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (for purposes of this Agreement) the date immediately prior to the date of such termination of employment (or event constituting Good Reason) shall be treated as a Change in Control. (d)“Date of Termination” means (1) the effective date on which Executive’s employment by Company and its Subsidiaries terminates as specified in a prior written notice by Company, a Subsidiary or Executive (as the case may be) to the other, or (2) if Executive’s employment by Company terminates by reason of death, the date of death of Executive, or (3) if the Executive incurs a Disability (as defined in Section 4.1(e)), the date of such Disability as determined by a physician chosen by Company. For purposes of determining the timing of payments and benefits to Executive under this Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination.
(e) “Disability” means Executive’s inability to perform Executive’s then-existing duties with Company or its Subsidiaries on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness.
(f) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
(i) (A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s positions, duties, responsibilities or status with Employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), or (B) a material and adverse change in Executive’s titles or offices (including, if applicable, membership on Employer’s Board of Directors) with Employer as existing immediately prior to such Change in Control;
(ii) (A) a reduction by Employer in Executive’s rate of annual base salary as in effect immediately prior to such Change in Control (or as such annual base salary may be increased from time to time thereafter), or (B) the failure by Employer to pay Executive an annual bonus in respect of the year in which such Change in Control occurs or any subsequent year in an amount greater than or equal to the annual bonus earned for the year ended prior to the year in which such Change in Control occurs;
(iii) any requirement of Employer that Executive: (A) be based anywhere more than fifty (50) miles from the office where Executive is located at the time of the Change in Control, or (B) travel on Employer business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control; or
(iv) the failure of Employer to: (A) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by Employer which would materially and adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate, or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of Employer as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control. Notwithstanding any contrary provision in this Agreement: (A) an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Employer within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason; and (B) Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s Disability; and (C) Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason (provided, however, that Executive must provide notice of termination of employment within thirty (30) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement).
(g) “Qualifying Termination” means a termination of Executive’s employment after a Change in Control (i) by Employer other than for Cause, or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability (as defined in Section 4(e)) or Retirement shall not constitute a Qualifying Termination.
(h) “Retirement “ means the termination of Executive’s employment with Employer: (A) on or after the first of the month coincident with or next following Executive’s attainment of age sixty-five (65), or (B) on such later date as may be provided in a written agreement between
Employer and Executive.
(i) “Subsidiary” means any corporation or other entity in which Company: (A) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors, or (B)

has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution.
(j) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.
4.2 Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees (as a condition to receiving any payments and benefits hereunder) not to voluntarily leave the employ of Employer (other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred) until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.
4.3 Benefits Upon Termination of Employment. If during the Termination Period Executive’s employment with Employer terminates pursuant to a Qualifying Termination, then Employer shall pay to Executive the Supplemental Retirement Benefits commencing on Executive’s Normal Retirement Date and payable pursuant to Section 3.1; provided, however, that Employer shall not be obligated under this Section 4.3 to pay the Supplemental Retirement Benefits if Executive is entitled to or is receiving the Supplemental Retirement Benefits under any other Section of this Agreement.
4.4 Withholding Taxes. Employer shall withhold from all payments due to Executive (or Executive’s Designated Beneficiaries) under this Agreement all taxes which, by applicable federal, state, local or other law, Employer is required to withhold therefrom. 4.5 Reimbursement of Expenses. If any contest or dispute shall arise under this Section 4 involving the alleged failure or refusal of Employer to perform fully in accordance with the terms of Section 4, Employer shall reimburse Executive for all reasonable legal fees and expenses (if any) incurred by Executive with respect to such contest or dispute, together with interest in an amount equal to the prime rate of Lorain National Bank from time to time in effect (but, in no event, higher than the legal rate permissible under applicable law), such interest to accrue from the date Employer becomes obligated to pay such fees and expenses through the date of payment thereof; provided, however, that this Section 4.5 shall apply only if (and to the extent that) Employer is held to have breached or violated its duties and obligations hereunder to Executive.
4.6 Binding Agreement and Successors.
(a) This Section 4 shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Section 4 shall be binding upon the Surviving Corporation and such Surviving Corporation shall be treated as Employer hereunder.
(b) Employer agrees that, in connection with any Business Combination, Employer will cause any successor entity to Employer unconditionally to assume (and, for any Parent Corporation in such Business Combination, to guaranty), by written instrument delivered to

Executive (or Executive’s Designated Beneficiaries), all of the obligations of Employer under this Section 4. Failure of Employer to obtain such assumption or guaranty prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Agreement and shall constitute Good Reason under this Section 4. For purposes of implementing this Section 4.6(b), the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if so requested by Executive.
(c) This Section 4 shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
4.7 Employment with Subsidiaries. For purposes of this Section 4, any and all references to Executive’s employment with Employer shall be deemed to include Executive’s employment by any Subsidiary and, with respect to such employment by a Subsidiary, the term “Employer” as used in this Section 4 shall be deemed to include any Subsidiary which employs Executive.
5. Non-Alienation of Benefits.
The right of Executive, the Designated Beneficiaries or any other person to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered, and any attempt to do so shall be void.
6. Status of Rights to Benefits.
The rights of Executive and the Designated Beneficiaries to any benefits under this Agreement shall be solely those of an unsecured general creditor of Employer. Nothing contained in this Agreement and no action taken pursuant to this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between Employer and Executive or the Designated Beneficiaries. Any funds, insurance contracts or other assets of Employer (whether or not designated by Employer to provide the benefits contemplated herein) shall at all times continue to remain a part of the general funds of Employer and no person other than Employer shall have any interest in such funds or assets.
7. General Provisions.
7.1 This Agreement shall not be deemed to constitute a contract of employment between the Parties and no provisions hereof shall restrict the right of Employer to terminate the Executive’s services or restrict the right of the Executive to terminate Executive’s services in accordance with the Employment Agreement.
7.2 The Board of Directors of Employer shall have the full power and authority to interpret, construe and administer this Agreement, and all actions taken by the Board of Directors of Employer in good faith shall be binding and conclusive on all Parties and other interested persons. No member of the Board of Directors of Employer shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Agreement unless attributable to said member’s own willful misconduct or lack of good faith.
7.3 This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns, and Executive and Executive’s Designated Beneficiaries, heirs, executors, administrators and legal representatives.
7.4 This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio. All Parties hereby agree that exclusive venue for all litigation arising under this Agreement lies solely with the State Courts of Lorain County, Ohio, and each Party hereby submits to the personal jurisdiction of such Lorain County State Courts.
7.5 Except as otherwise expressly provided herein, this Agreement represents the entire agreement among the Parties regarding the subject matter hereof and all prior or contemporaneous written or oral statements, negotiations, representations, arrangements and/or agreements regarding the subject matter hereof (including, but not limited to, a certain Supplemental Retirement Agreement dated July 30, 1999) are merged into and superseded by this Agreement. All Parties acknowledge that there are no oral or other written understandings, arrangements and/or agreements among the Parties relating to the subject matter of this Agreement.
7.6 This Agreement may be amended only by a written document signed by all Parties, which document must clearly indicate that it constitutes an amendment to this specific Agreement and/or to a specific provision or provisions herein.
7.7 No course of action by any Party and no refusal or neglect of any Party to exercise any right granted under this Agreement or to enforce compliance with any provision of this Agreement shall constitute a waiver of any provision of or right under this Agreement, unless such waiver is expressed in a written document which is clearly designated as a waiver to a specific provision or provisions of this Agreement and unless such document is signed by the waiving Party.
7.8 For purposes of this Agreement, the singular includes the plural and vice-versa and the feminine, masculine and neuter include each other.
7.9 All provisions of this Agreement are severable and neither this Agreement nor any provision herein shall be affected by the invalidity or inapplicability of any other provision of this Agreement.
IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officers, and Executive has set Executive’s hand as of the date first above written.
In The Presence Of:                  THE LORAIN NATIONAL BANK

/s/Mary Ann Elmore	By:Gary C. Smith

/s/Denise M. Harmych	Title: President & CEO

LNB BANCORP, INC.

/s/Mary Ann Elmore	By:Gary C. Smith

/s/Denise M. Harmych	Title:President & CEO

“Employer”

/s/Mary Ann Elmore	/s/Thomas P. Ryan
Thomas P. Ryan, Executive Vice President
and Secretary/Treasurer
/s/Denise M. Harmych
“Executive”